[SUTHERLAND ASBILL & BRENNAN LLP]

                                 August 7, 2003

Board of Trustees
Safeco Taxable Bond Trust
4854 - 154th Place, NE
Redmond, Washington   98052

Ladies and Gentlemen:

         You have requested our opinion as to certain United States federal income tax consequences to (i) the Safeco Intermediate-Term U.S. Treasury Fund (the "Target Fund"), a series of the Safeco Taxable Bond Trust, a Delaware statutory trust (the "Trust"), (ii) the holders of the shares of beneficial interest in the Target Fund (the "Target Fund Shareholders"), (iii) the Safeco U.S. Government Fund (the "Acquiring Fund"), another series of the Trust, and
(iv) the holders of the shares of beneficial interest in the Acquiring Fund (the "Acquiring Fund Shareholders") in connection with the proposed transfer of substantially all of the properties of the Target Fund to the Acquiring Fund in exchange solely for voting shares of beneficial interest in the Acquiring Fund ("Acquiring Fund Shares") and the assumption by the Acquiring Fund of all of the liabilities (if any) of the Target Fund, followed by the distribution of such Acquiring Fund Shares to the Target Fund Shareholders in exchange for all their shares of beneficial interest in the Target Fund ("Target Fund Shares") and in complete liquidation of the Target Fund (collectively, the "Reorganization"), all pursuant to an Agreement and Plan of Reorganization dated as of August 5, 2003 (the "Plan").

         In rendering our opinion, we have reviewed and relied upon (a) the Plan, (b) the Form N-14 filed by the Trust with the Securities and Exchange Commission on July 11, 2003, with respect to the Reorganization (the "Registration Statement"), (c) certain representations concerning the Reorganization made to us by the Trust on behalf of the Target Fund and the Acquiring Fund in a letter dated August 5, 2003 (the "Representation Letter"),
(d) such other documents and instruments that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings, and judicial decisions that we deemed material with respect to this opinion.

         For purposes of this opinion, we have assumed that the Target Fund and the Acquiring Fund as of the effective time of the Reorganization (the "Effective Time") will satisfy, and following the Reorganization the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

         Based on the foregoing and provided that the Reorganization is carried out in accordance with the laws of the State of Delaware, the Plan, and the Representation letter, it is our opinion that:

         1. The Reorganization will constitute a tax-free reorganization within the meaning of section 368(a) of the Code, and each of the Target Fund and the Acquiring Fund will be a "party to the reorganization" within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by the Acquiring Fund or the Acquiring Fund Shareholders upon the receipt of the properties of the Target Fund by the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund (if any).

         3. No gain or loss will be recognized by the Target Fund upon the transfer of substantially all of its properties to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund (if any), except to the extent that such properties consist of contracts described in section 1256 of the Code.1 No gain or loss will be recognized by the Target Fund upon the distribution to the Target Fund Shareholders of Acquiring Fund Shares.

         4. No gain or loss will be recognized by the Target Fund Shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares (including any fractional shares to which they may be entitled).

         5. The aggregate tax basis of Acquiring Fund Shares received by each Target Fund Shareholder (including any fractional shares to which such Shareholder may be entitled) will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor.

         6. The holding period of the Acquiring Fund Shares received by each Target Fund Shareholder (including any fractional shares to which such Shareholder may be entitled) will include the holding period of the Target Fund Shares surrendered in exchange therefor, provided that such Target Fund Shares were held as capital assets at the Effective Time.

         7. The tax basis of the properties of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such properties to the Target Fund immediately prior to the exchange.

         8. The holding period of the properties of the Target Fund received by the Acquiring Fund will include the period during which such properties were held by the Target Fund.

         9. The Acquiring Fund will succeed to and take into account as of the "date of transfer" (as defined in section 1.381(b)-1(b) of the Treasury Regulations) with respect to the Reorganization the items of the Target Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381(b) and (c), 382, 383, and 384 of the Code.

                                      * * *

         This opinion letter is being rendered to the Trust on behalf of the Target Fund and the Acquiring Fund, and may be relied upon only by the Trust, its Board of Trustees, the Target Fund, the Acquiring Fund, and the shareholders of the Target Fund and the Acquiring Fund.

         We express no opinion as to (i) the United States federal income tax consequences of the Reorganization except as expressly set forth above, (ii) any other tax or non-tax consequences of the Reorganization, or (iii) any consequences of any transaction or step thereof not undertaken in accordance with the Plan.

         This opinion letter is conditioned upon the performance by the Trust, on behalf of the Target Fund and the Acquiring Fund, of the undertakings in the Plan and the Representation Letter. In addition, this letter expresses our views only as to United States federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Services or the courts. Accordingly, no assurance can be given that the opinions expressed herein, if contested, would be sustained by a court. Our opinions are based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to revise or update this letter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under section 7 of the Investment Company Act of 1933.

                                                 Very truly yours


                                                 SUTHERLAND ASBILL & BRENNAN LLP

--------
1 In addition to the exception for section 1256 contracts, this opinion does not apply to any "market discount bonds" (as defined in section 1278 of the Code) held by the Target Fund at the Effective Time. Under regulations to be prescribed by the Secretary of the Treasury (the "Secretary") under section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that gain on market discount bonds (in an amount not in excess of the bonds' "accrued market discount") be recognized as ordinary income under section 1276(a) of the Code upon the disposition of such bonds. Such regulations are to provide, in part, that such gains will not be recognized where a bond is transferred in an exchange qualifying as a tax-free reorganization under the Code. As of the date hereof, however, the Secretary has not issued any regulations under section 1276 of the Code. Accordingly, notwithstanding the opinion set forth above, we express no opinion as to whether any gains on market discount bonds held by the Target Fund at the Effective Time will be required to be recognized by the Target Fund pursuant to section 1276 of the Code.